Exhibit 99.1

Apple Reports Second Quarter Results

Capital Return Program Expanding to $250 Billion

CUPERTINO, California — April 26, 2016 — Apple® today announced financial results for its fiscal 2016 second quarter ended March 26, 2016. The Company posted quarterly revenue of $50.6 billion and quarterly net income of $10.5 billion, or $1.90 per diluted share. These results compare to revenue of $58 billion and net income of $13.6 billion, or $2.33 per diluted share, in the year-ago quarter. Gross margin was 39.4 percent compared to 40.8 percent in the year-ago quarter. International sales accounted for 67 percent of the quarter’s revenue.

“Our team executed extremely well in the face of strong macroeconomic headwinds,” said Tim Cook, Apple’s CEO. “We are very happy with the continued strong growth in revenue from Services, thanks to the incredible strength of the Apple ecosystem and our growing base of over one billion active devices.”

The Company also announced that its Board of Directors has authorized an increase of $50 billion to the Company’s program to return capital to shareholders. Under the expanded program, Apple plans to spend a cumulative total of $250 billion of cash by the end of March 2018.

“We generated strong operating cash flow of $11.6 billion and returned $10 billion to shareholders through our capital return program during the March quarter,” said Luca Maestri, Apple’s CFO. “Thanks to the strength of our business results, we are happy to be announcing today a further increase of the program to $250 billion.”

As part of the updated program, the Board has increased its share repurchase authorization to $175 billion from the $140 billion level announced last year. The Company also expects to continue to net-share-settle vesting restricted stock units.

The Board has approved an increase of 10 percent to the Company’s quarterly dividend, and has declared a dividend of $.57 per share, payable on May 12, 2016 to shareholders of record as of the close of business on May 9, 2016.

From the inception of its capital return program in August 2012 through March 2016, Apple has returned over $163 billion to shareholders, including $117 billion in share repurchases.

The Company plans to continue to access the domestic and international debt markets to assist in funding the program. The management team and the Board will continue to review each element of the capital return program regularly and plan to provide an update on the program on an annual basis.

Apple is providing the following guidance for its fiscal 2016 third quarter:

•	revenue between $41 billion and $43 billion

•	gross margin between 37.5 percent and 38 percent

•	operating expenses between $6 billion and $6.1 billion

•	other income/(expense) of $300 million

•	tax rate of 25.5 percent

Apple will provide live streaming of its Q2 2016 financial results conference call beginning at 2:00 p.m. PDT on April 26, 2016 at www.apple.com/investor/earnings-call/. This webcast will also be available for replay for approximately two weeks thereafter.

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue, gross margin, operating expenses, other income/(expense), tax rate, and plans for dividends, share repurchases and public debt issuance. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product introductions and transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; risks associated with the Company’s international operations; the Company’s reliance on third-party intellectual property and digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the Company’s dependency on the performance of distributors, carriers and other resellers of the Company’s products; the effect that product and service quality problems could have on the Company’s sales and operating profits; the continued service and availability of key executives and employees; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery, or demand of products; and unfavorable results of legal proceedings. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 26, 2015, its Form 10-Q for the fiscal quarter ended December 26, 2015, and its Form 10-Q for the fiscal quarter ended March 26, 2016 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple revolutionized personal technology with the introduction of the Macintosh in 1984. Today, Apple leads the world in innovation with iPhone, iPad, Mac, Apple Watch and Apple TV. Apple’s four software platforms — iOS, OS X, watchOS and tvOS — provide seamless experiences across all Apple devices and empower people with breakthrough services including the App Store, Apple Music, Apple Pay and iCloud. Apple’s 100,000 employees are dedicated to making the best products on earth, and to leaving the world better than we found it.

Press Contact:

Kristin Huguet

Apple

khuguet@apple.com

(408) 974-2414

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr), or call Apple’s Media Helpline at (408) 974-2042.

© 2016 Apple Inc. All rights reserved. Apple and the Apple logo are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	March 26, 2016	March 28, 2015	March 26, 2016	March 28, 2015
Net sales	$50,557	$58,010	$126,429	$132,609
Cost of sales (1)	30,636	34,354	76,085	79,212

Gross margin	19,921	23,656	50,344	53,397

Operating expenses:
Research and development (1)	2,511	1,918	4,915	3,813
Selling, general and administrative (1)	3,423	3,460	7,271	7,060

Total operating expenses	5,934	5,378	12,186	10,873

Operating income	13,987	18,278	38,158	42,524
Other income/(expense), net	155	286	557	456

Income before provision for income taxes	14,142	18,564	38,715	42,980
Provision for income taxes	3,626	4,995	9,838	11,387

Net income	$10,516	$13,569	$28,877	$31,593

Earnings per share:
Basic	$1.91	$2.34	$5.22	$5.43
Diluted	$1.90	$2.33	$5.19	$5.39

Shares used in computing earnings per share:
Basic	5,514,381	5,793,799	5,536,656	5,818,441
Diluted	5,540,886	5,834,858	5,567,506	5,858,330

Cash dividends declared per share	$0.52	$0.47	$1.04	$0.94

(1) Includes share-based compensation expense as follows:
Cost of sales	$191	$142	$395	$282
Research and development	$468	$384	$934	$758
Selling, general and administrative	$389	$401	$797	$775

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except number of shares which are reflected in thousands and par value)

	March 26, 2016	September 26, 2015

ASSETS:

Current assets:
Cash and cash equivalents	$21,514	$21,120
Short-term marketable securities	33,769	20,481
Accounts receivable, less allowances of $60 and $63, respectively	12,229	16,849
Inventories	2,281	2,349
Vendor non-trade receivables	7,595	13,494
Other current assets	10,204	15,085

Total current assets	87,592	89,378

Long-term marketable securities	177,645	164,065
Property, plant and equipment, net	23,203	22,471
Goodwill	5,249	5,116
Acquired intangible assets, net	3,843	3,893
Other non-current assets	7,745	5,556

Total assets	$305,277	$290,479

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$25,098	$35,490
Accrued expenses	23,208	25,181
Deferred revenue	9,461	8,940
Commercial paper	7,998	8,499
Current portion of long-term debt	2,500	2,500

Total current liabilities	68,265	80,610

Deferred revenue, non-current	3,322	3,624
Long-term debt	69,374	53,463
Other non-current liabilities	33,859	33,427

Total liabilities	174,820	171,124

Commitments and contingencies

Shareholders’ equity:
Common stock and additional paid-in capital, $0.00001 par value: 12,600,000 shares authorized; 5,478,446 and 5,578,753 shares issued and outstanding, respectively	29,484	27,416
Retained earnings	102,021	92,284
Accumulated other comprehensive income/(loss)	(1,048)	(345)

Total shareholders’ equity	130,457	119,355

Total liabilities and shareholders’ equity	$305,277	$290,479

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Six Months Ended
	March 26, 2016	March 28, 2015
Cash and cash equivalents, beginning of the period	$21,120	$13,844

Operating activities:
Net income	28,877	31,593
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	5,431	5,054
Share-based compensation expense	2,126	1,815
Deferred income tax expense	3,092	1,879
Changes in operating assets and liabilities:
Accounts receivable, net	4,620	6,555
Inventories	68	(285)
Vendor non-trade receivables	5,899	2,500
Other current and non-current assets	300	2,448
Accounts payable	(9,475)	(5,428)
Deferred revenue	219	993
Other current and non-current liabilities	(2,093)	5,679

Cash generated by operating activities	39,064	52,803

Investing activities:
Purchases of marketable securities	(86,242)	(92,523)
Proceeds from maturities of marketable securities	9,148	5,871
Proceeds from sales of marketable securities	50,051	48,924
Payments made in connection with business acquisitions, net	(140)	(115)
Payments for acquisition of property, plant and equipment	(5,948)	(5,586)
Payments for acquisition of intangible assets	(657)	(155)
Other	(322)	88

Cash used in investing activities	(34,110)	(43,496)

Financing activities:
Proceeds from issuance of common stock	247	309
Excess tax benefits from equity awards	264	357
Payments for taxes related to net share settlement of equity awards	(751)	(608)
Payments for dividends and dividend equivalents	(5,871)	(5,544)
Repurchase of common stock	(13,530)	(12,000)
Proceeds from issuance of term debt, net	15,584	11,332
Change in commercial paper, net	(503)	(2,508)

Cash used in financing activities	(4,560)	(8,662)

Increase in cash and cash equivalents	394	645

Cash and cash equivalents, end of the period	$21,514	$14,489

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$6,630	$7,058
Cash paid for interest	$565	$220